Exhibit 5.2

111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
(610) 478-2000
www.stevenslee.com

December 15, 2025

Crane Harbor Acquisition Corp. II

1845 Walnut Street, Suite 1111

Philadelphia, PA 19103

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as United States counsel to Crane Harbor Acquisition Corp. II, a Cayman Islands exempt company (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “462(b) Registration Statement”) for the purpose of registering with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), the sale by the Company of units of the Company, including the underwriters’ over-allotment option (collectively the “Units”), with each Unit consisting of one Class A ordinary share of the Company, $0.0001 par value (the “Ordinary Shares”), and one right to receive one-fifteenth (1/15) of one Ordinary Share upon the consummation of an initial business combination (the “Share Rights”). The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-291289) (the “Registration Statement”), initially filed by the Company on November 5, 2025 and declared effective by the Commission on December 15, 2025.

As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, agreements of the Company, forms of agreements and other instruments and documents including (a) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, as representative of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Units, filed as Exhibit 1.1 to the Registration Statement; (b) the Registration Statement and the 462(b) Registration Statement; and (c) other instruments and documents, as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Units will be issued and sold in the manner described in the Underwriting Agreement. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

PENNSYLVANIA | NEW JERSEY | DELAWARE | NEW YORK | RHODE ISLAND | FLORIDA

A PROFESSIONAL CORPORATION

Crane Harbor Acquisition Corp. II

December 15, 2025

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. When the offering is completed as contemplated by the Registration Statement, the Units will be legally binding obligations of the Company, enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the share rights agreement to be entered into by and between Continental Stock Transfer & Trust Company (“Continental”), as share rights agent, and the Company (the “Share Rights Agreement”).

2. When the Share Rights underlying the Units are issued and delivered and paid for as part of the Units, as contemplated by the Registration Statement, such Share Rights will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Share Rights Agreement.

 The opinions expressed above are limited to the federal laws of the United States of America as in effect and existing on the date hereof and, as to the Units and the Share Rights constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

 We consent to the reference to this opinion and to Stevens & Lee in the prospectus included as part of the Registration Statement (the “Prospectus”), and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Stevens & Lee P.C.

STEVENS & LEE P.C.